UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2009

NetLogic Microsystems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50838	77-0455244
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1875 Charleston Road, Mountain View, CA 94043

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 961-6676

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 31, 2009, NetLogic Microsystems, Inc., or NetLogic, and its wholly owned subsidiary Roadster Merger Corporation, or Merger Sub, entered into an Agreement and Plan of Merger Reorganization, or definitive agreement, with RMI Corporation, or RMI, a provider of high-performance and low-power multi-core, multi-threaded processors. Under the terms of the definitive agreement, NetLogic has agreed to acquire RMI through the merger of Merger Sub with and into RMI and to pay the RMI stockholders a combination of cash and shares of NetLogic common stock. The parties intend the merger to constitute a tax-free reorganization for federal income tax purposes.

The definitive agreement provides for merger consideration consisting of the issuance of shares of NetLogic common stock to the holders of RMI preferred stock, the payment of cash to the holders of RMI common stock, and an escrow of a portion of the shares of NetLogic common stock issued to the RMI preferred stockholders as a source of indemnity for future claims. Merger consideration will be paid at the closing date of the acquisition and, subject to the attainment of earn-out objectives applicable to the acquired business during the 12-month period following the closing date, within 90 days after the first anniversary of the closing date.

As provided in the definitive agreement, at the effective time of the merger, each outstanding share of RMI capital stock will be converted into the right to receive its portion, as applicable, of the (i) merger consideration, (ii) earn-out consideration, (iii) shares of NetLogic common stock to be placed in escrow, and (iv) shares of NetLogic common stock to be used as a source of payment for the expenses of the escrow representative of the RMI preferred stockholders. The nominal value of the merger consideration to be paid at the closing date is equal to $179 million. The definitive agreement specifies formulas for the allocation of the calculated value of the merger consideration between the shares of the different series of RMI preferred stock and the shares of RMI common stock. The total number of shares of NetLogic common stock to be issued to the holders of RMI preferred stock at the closing date will be equal to the amount of value that is allocable to the shares of RMI preferred stock divided by the average closing price of NetLogic stock for the 20-trading day period in which the last day will be the third trading day prior to the closing date, provided that if such average price is more than $34.90, that will be deemed to be the applicable closing price, and if such average price is less than $26.97, that will be deemed to be the applicable closing price. The total amount of cash to be paid to the holders of RMI common stock at the closing date will be equal to the amount of value that is allocable to the shares of RMI common stock under the definitive agreement, plus (a) $2.35 million, plus (b) $2 million of advance earn-out credit. In calculating the amount of cash payable to the holders of RMI common stock the allocable value will be divided by the average closing price of the NetLogic common stock, without taking into account the collar prices specified above. Therefore, the amount of cash actually paid by NetLogic may be greater than or less than the portion of the nominal value that is allocable to the RMI common stock. The maximum nominal value of the earn-out portion of the merger consideration is $70 million, which will be allocated, determined and paid in the same manner and kind as the merger consideration payable at the closing date but will be reduced by the advance earn-out credit paid to the holders of RMI common stock at the closing date, and may be reduced further by up to $1 million for a special bonus payment to the chief executive officer of RMI in the circumstances specified in the definitive agreement. Fifty percent of the shares of NetLogic common stock at the closing date will be subject to a complete trading lock-up for six months following the closing date, and 50% of the shares will be subject to a complete trading lock-up for one year following the closing date. Earn-out consideration, if any, will be paid within 90 days after the end of the 12-month earn-out measurement period. Solely by way of example and to illustrate the relative allocations of total merger consideration among the holders of RMI preferred stock and RMI common stock, using an average closing price of NetLogic common stock of $32.72: (i) The estimated amount of cash to be paid to the holders of RMI common stock on the closing date would be approximately $8.0 million, and a total of approximately 5.36 million shares of NetLogic common stock would be issued to the holders of RMI preferred stock (without offset for escrow amounts); (ii) if the maximum earnout was achieved, the additional amount of cash to be paid by NetLogic at full achievement of the earnout would be approximately $6.4 million, and a total of approximately 1.88 million additional shares of NetLogic common stock would be issued to the holders of RMI preferred stock (without offset for escrow amounts); and (iii) the total merger consideration value would be approximately $251.35 million.

The definitive agreement further provides that 10.2% of the total number of shares of NetLogic common stock to be issued at the closing date will be placed into escrow for a period of one year to provide a fund for indemnity against specified damages to NetLogic, as described in the definitive agreement. If total indemnity claims at the end of the one-year period exceed the value of the shares in held in escrow, NetLogic will have the right to place up to 10% of the total number of shares of NetLogic common stock otherwise issuable to the holders of RMI preferred stock as earn-out consideration into escrow, pending the resolution of all claims. In addition, 0.3% of the total number of shares of NetLogic common stock to be issued at the closing date will be placed into escrow as a source for reimbursement of the stockholder representative’s expenses.

As retention, transition and future incentive awards, under the definitive agreement NetLogic has agreed (i) to issue fully vested shares of NetLogic common stock with a total value of $8.65 million to specified RMI employees at the closing date, (ii) to grant within 60 days after the closing date restricted stock units, or RSUs, to acquire $10 million of NetLogic common stock to specified employees of RMI who become employees of NetLogic, of which 50% will vest after six months and the remaining 50% will vest after 12 months, and (iii) to grant within 60 days after the closing date RSUs and/or stock options for $45 million of NetLogic common stock to specified employees of RMI who become employees of NetLogic, subject to vesting and other terms to be determined by NetLogic (with an RSU to acquire one share of NetLogic common stock to be equated with an option to purchase two shares). The number of shares of NetLogic common stock to be provided as such retention, transition and future incentive awards will be determined by dividing the total amount specified in each of clauses (i), (ii) and (iii) by the average closing price or applicable closing price, as described above. NetLogic will not be assuming any outstanding stock options or warrants to purchase capital stock of RMI in the merger.

The definitive agreement and the merger have been approved by the board of directors of each company. The holders of more that 75% of the outstanding shares of RMI preferred stock and the holders of a majority of the outstanding shares of RMI common stock have signed written consents approving the definitive agreement, the merger and certain related matters. The closing of the transaction remains subject to closing conditions, including the approval by the stockholders of NetLogic of the issuance of the shares of common stock to be delivered by NetLogic in the transaction, as well as required regulatory filings and reviews. NetLogic expects the transaction to close by the end of the third quarter of 2009.

The definitive agreement may be terminated at any time prior to closing by either party through mutual consent, or, generally, if all remaining closing conditions have not been satisfied and the closing has not occurred by October 31, 2009. The definitive agreement also may be terminated by either party in the event of certain material breaches or misrepresentations by the other party that are not timely cured; provided that the party desiring to terminate the agreement is not itself in breach or default under the definitive agreement.

On June 1, 2009, pursuant to the definitive agreement, NetLogic loaned $15,000,000 to RMI, which delivered to NetLogic a Secured Promissory Note, or Note, due November 30, 2010 and bearing interest at a 10% annual rate. The Note is secured by substantially all of RMI’s assets, but repayment of the Note and NetLogic’s security interest have been subordinated to the loans and security interests of RMI’s pre-existing institutional lenders. Based on information provided to NetLogic by RMI, the total principal amount of such senior loans at May 31, 2009 was approximately $5.1 million. Repayment of the Note will be accelerated upon an event of default (as defined in the Note), which includes a termination of the definitive agreement by NetLogic as a result of certain breaches by RMI and an RMI Change of Control (as defined in the Note). An RMI Change of Control includes a sale of all or substantially all of RMI’s assets and an acquisition of capital stock representing at least 50% of the voting power of RMI. Upon a Change of Control, RMI is obligated to pay NetLogic $5,000,000 from the proceeds of such Change of Control in addition to all unpaid principal and accrued interest then due under the Note.

Further Information

Copies of the definitive agreement and the Note are attached to this Current Report on Form 8-K as Exhibits 2.5 and 10.31 and are incorporated by reference. This summary description of the proposed transaction does not purport to be complete and is qualified in its entirety by reference to the definitive agreement and the Note.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished with this document:

Exhibits	Description

2.5	Agreement and Plan of Merger Reorganization by and among NetLogic Microsystems, Inc., Roadster Merger Corporation, RMI Corporation and the Representative of Certain of the Holders of all of the Capital Stock of RMI Corporation dated as of May 31, 2009.

10.31	RMI Corporation Secured Promissory Note dated as of May 31, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetLogic Microsystems, Inc.

Date: June 4, 2009	By:	/s/ Michael T. Tate
Michael T. Tate
Vice President and Chief Financial Officer

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